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                          [MATRIA LOGO]                           CORPORATE COPY


March 8, 2006


Jeffrey L. Hinton

Dear Jeff:

It is my pleasure to confirm our revised offer to you for the position of Senior Vice President & Chief Financial Officer on behalf of Matria Healthcare, Inc. ("Matria" or "Company"), which employment is to commence on or about March 20, 2006. In this position, you will report to Pete Petit, Chairman and Chief Executive Officer.

Your initial base salary will be $10,576.92 (gross before deductions) per biweekly pay period. Future salary adjustments and assignment of job responsibilities shall be based upon individual and Company performance. You will be eligible for your first salary review effective March 1, 2007. In accordance with Company policy, you will receive an automobile allowance in the gross amount of $1,300.00 per month.

You will be eligible to participate in the applicable annual Matria Management Incentive Plan ("MIP") with an annual target bonus amount equal to forty-five percent (45%) of the base salary paid to you in accordance with the terms of such program in effect from time-to-time. You will begin participating in the MIP effective April 1, 2006.

The Company will make a recommendation to the Company's Compensation Committee that you be granted 12,500 restricted performance shares of Matria Common Stock. Such stock grant will be subject to the standard terms and conditions of Matria's applicable stock incentive plan. Such stock grant shall vest one-third on each subsequent anniversary of the date of grant provided that the year-over-year growth in the Company's operating earnings, as defined and approved by the Compensation Committee of the Matria Board of Directors, for the calendar year preceding the applicable vesting date is 15%.

Immediately upon employment, you will be eligible to begin accrual of vacation benefits at the accrual rate of 1.66 days per month (20 days per annum).

You and the Company will enter into a Change in Control Severance Compensation and Restrictive Covenant Agreement ("CIC Agreement'). The CIC Agreement will include severance compensation equal to two times your annual base compensation and annual bonus target upon termination of employment in accordance with the terms and conditions of the CIC Agreement. I enclose a working draft of that agreement. The form of that agreement currently is under review. The final agreement may contain some changes, but any such changes will apply equally to all current executives whose agreements are under review.

You and the Company will enter into a Severance Agreement that will provide that if your employment is terminated by the Company for reasons other than "For Cause", or if you terminate your employment with the Company for "Good Reason," you will be eligible for twelve (12) months of severance pay equal to one times your annual base compensation, conditioned on your execution of the Company's standard general release, to commence on the effective date of such termination of employment. During the severance period,

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Jeffrey L. Hinton
March 8, 2006
Page 2 of 4


you will be entitled to participate in the Company's medical and dental plans at the employee contribution rate.

As used above, "For Cause" shall mean (A) your failure, neglect, or refusal, as determined by the reasonable judgment of the Company, to perform the duties of your position, which failure, neglect, or refusal has not been cured by you within thirty (30) days of receipt of written notice from the Company of such failure, neglect, or refusal and you have not at any time thereafter repeated such failure or failed to sustain such cure; (B) any intentional act by you that has the effect of injuring the reputation or business of the Company or any of its affiliates in any material respect; (C) your continued or repeated absence from the Company, unless such absence is (1) approved or excused by the chief executive officer of Matria or (2) is the result of your illness, disability, or incapacity (in which event (G) below shall control); (D) your use of illegal drugs or repeated drunkenness; (E) your arrest and/or conviction for the commission of a felony; (F) the commission by you of an act of fraud, deceit, material misrepresentation or embezzlement against the Company, or any of its affiliates; or (G) your disability, which shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation by the Company, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any 12-month period during the course of your employment.

As used above, "Good Reason" shall mean any of the following actions taken by the Company without your express written consent: (A) a reduction in your base salary; (B) any failure of the Company to continue your participation in its applicable annual MIP or reduce your target bonus amount as expressed as a percentage of your base salary; (C) failure of the Company to continue your participation in any benefit programs except those programs or arrangements that may be discontinued for all other similarly situated executives of the Company;
(D) failure of the Company to enter into the above-referenced severance agreements on substantially the terms set forth in this letter and in the draft CIC Agreement delivered to you or failure of the Company's Compensation Committee to grant, at its next regularly scheduled meeting, the restricted performance shares described in this letter and (E) a relocation of the Company's principal executive offices to a location more than fifty (50) miles outside of Marietta, Georgia or the relocation of your office to any place other than the Company's principal executive offices.

In connection with your relocation from your current residence located in Vestavia Hills, Alabama to the Atlanta, Georgia area, you are eligible for the following relocation benefits:

        -- Reimbursement for expenses associated with movement of household goods, appliance servicing, storage, house hunting trips, temporary lodging & transportation, sale of former residence and purchase of new residence will be in accordance with the benefits described in Matria's Relocation Assistance Policy #HR-02-08 (copy attached).

        -- Lump sum payment of $5,000 to cover miscellaneous costs and expenses of the relocation not reimbursable by the Company. This payment will be made upon submission of your final relocation expense report.

        -- Reimbursement of the first tier tax consequences of the amounts of the above reimbursed relocation expenses which are taxable to you in accordance with Section K, Tax Effects of Matria's Relocation Assistance Policy, provided the total reimbursement for all relocation expenses, including reimbursement of first tier tax consequences, does not exceed an amount to be agreed between you and the Company.

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Jeffrey L. Hinton
March 8, 2006
Page 3 of 4


Should you voluntarily elect to leave the employ of the Company, without "Good Reason" as defined above, within twelve (12) months following the completion of all relocation expenses, you are bound by the repayment arrangements defined in Section J, Repayment Agreement of Matria's Relocation Assistance Policy.

You will be eligible to participate in the customary medical, dental, life insurance and long-term disability benefits offered to other employees in similar positions the first pay period following thirty (30) days of employment. Effective April 1, 2006, you will be eligible to begin participation in the Matria Value Investment Program, the Company's 401 (k) plan, and the Matria Employee Stock Purchase Plan. More detailed enrollment information will be sent to you shortly after you begin employment.

If you accept this offer, you may receive copies of Company policies and procedures in effect from time to time and agree to abide by same, realizing that changes can occur at any time and that such policies and procedures are not to be construed as a contract of employment. You will also be reimbursed for your reasonable business expenses in accordance with policy.

This offer is contingent upon a favorable background investigation and a pre-employment drug screen result. Please return the attached background investigation consent form and we will begin the background process with Choicepoint. Once we have received the background investigation consent form, you may contact the Choicepoint National Scheduling Center (NSC) at 1-888-695-3465 (7:00 A.M. - 7:00 P.M. CT) to schedule the drug test prior to your start date. Please give the NSC the following Requestor Name: Pete Petit and the Cost Center number: 1010.820. The NSC Scheduler will locate the nearest facility, schedule and verify an appointment for you while you are on the phone. A written appointment confirmation will be sent to the collection site for verification.

This offer is contingent upon your signing the Company's Non-Solicitation and Confidentiality Agreement and Non-Competition Agreement attached hereto. Please initial the first page of each agreement and sign the second page. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached agreements to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed agreements for your records.

Jeff, we look forward to your joining the Matria team. We are excited about the potential and expertise you bring to our organization and we look forward to receiving your acceptance of our offer of employment. Please do not hesitate to contact me at 770.767.8192 (office), 770.330.4062 (cell) or 770.977.8429 (home)
should you have any questions.

Sincerely,


Thornton A. Kuntz, Jr.
Senior Vice President & Chief Administrative Officer


cc:      Pete Petit
         Rick Hassett

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Jeffrey L. Hinton
March 8, 2006
Page 4 of 4


                                   ACCEPTANCE

         I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.


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Jeffrey L. Hinton                                                          Date


Enclosure